Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of Bioceres Crop Solutions Corp. of our report dated December 21, 2018 relating to the combined financial statements of Bioceres Inc. Crop Business and Bioceres Semillas S.A., which appears in this Registration Statement.

/s/ Price Waterhouse & Co. S.R.L.

/s/ GABRIEL MARCELO PERRONE
Gabriel Marcelo Perrone
Partner

Rosario, Argentina

March 14, 2019